UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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☑	Soliciting Material Pursuant to §240.14a-12
MASTERCARD INCORPORATED

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August 31, 2005
Dear MasterCard Shareholder,
Today, we issued the attached press release announcing our plans for a new governance and ownership structure. We are very excited about the proposed changes, which will broaden our ownership to include not only customer financial institutions, but also public investors and a MasterCard charitable foundation. The plans will also result in a new board with a majority of independent directors.
We believe that the proposed changes will give us a more stable base on which to implement our customer-focused strategy and bring value to our customers’ businesses. We believe this is a positive development for you as both a shareholder and customer. We intend to continue to leverage our global strength and presence to the benefit of customers while remaining sensitive to regional needs.
Key Features of Proposed Changes
At the time the transaction is completed, existing customer shareholders are expected to hold 41% of MasterCard shares in the form of non-voting Class B stock. An additional 10% of MasterCard shares in the form of voting Class A stock are expected to be held by a charitable foundation that will be established to support a range of charitable activities. The trustees of this foundation will run the foundation independently of MasterCard. The rationale behind establishing a charitable foundation is two-fold: to underscore our commitment to the communities in which we operate and to create a sizeable shareholder with a vested interest in the long-term stability and success of the company.
The remaining 49% of MasterCard shares in the form of voting Class A stock are expected to be issued to the public through an initial public offering (IPO).
Voting rights will rest with public shareholders and the foundation. Customer shareholders will have approval rights (Class M stock) with respect to specified significant decisions, such as mergers, dispositions of the company’s assets, a decision to leave the core payments business, any amendment to the global proxy calculation formula, or the voting rights provisions relating to Class M stock.
MasterCard intends to use proceeds from the IPO to redeem a portion of our existing shareholders’ Class B shares. We will retain $650 million of the IPO proceeds to fund a capital increase, the economic impact of which will be borne by our U.S. shareholders. Along with the proposed structural changes, we believe these resources will place us in a position to defend our interests in the legal and regulatory arena. After the transaction, we will no longer have the right to impose special assessments on principal members.
MasterCard will also transition to a new governance structure. A board of directors will be elected with eight independent directors, three bank directors, one transitional non-voting director from our current board, and the CEO. We believe a majority independent board, and broader diversity in our share ownership, will address perceived conflicts of interest. We believe regulators, and others, will recognize these changes and the increased openness they bring to our governance and ownership. In addition, a European regional board will be established with specified authorities relating to MasterCard’s European operations. We believe the proposed changes are consistent with and support the Single European Payment Area (SEPA) initiative in Europe. The company will also continue to receive valuable input from customers through the establishment of a global customer advisory council and regional advisory boards.
Next Steps
The issuance of our press release is the first step in a process that is strictly controlled by the U.S. Securities and Exchange Commission (SEC). We intend to file a registration statement and a proxy statement with the SEC within the next few months. The proxy statement, which we expect to mail to all of our shareholders later this year, will describe our plans in greater detail. You will be asked to vote on the plans at a special shareholder meeting that is expected to take place at the end of this year. If our plans are approved by shareholders, we expect the transition to the new governance and ownership structure to be completed in the first quarter of 2006.
In accordance with SEC requirements, we are not permitted to comment on our plans in the media. We will, therefore, not be responding to what we expect to be significant media coverage of this announcement. Additionally, please keep in mind that although our sales force is not in a position to respond to your inquiries, you can obtain further information about our enhanced ownership structure by viewing our SEC filings. The filings can be found on MasterCard’s website at www.mastercard.com under the tab “Company Info” and then under the headings “Corporate Overview” and “SEC Filings.”
Next year will be the 40th anniversary of our organization. Over these years, MasterCard has evolved from a small association of member banks to a SEC-registered company with a global customer-shareholder base. The proposed changes represent the next important step in our evolution. We believe that they will enhance our competitive position and enable us to better serve our customers.
We look forward to your continued support as we embark on this new chapter in MasterCard’s history.
Regards,

Baldomero Falcones	Robert W. Selander
Chairman	President and Chief Executive Officer
Attachment

Additional Information and Where You Can Find It:
This letter relates to MasterCard’s proposed new corporate governance and ownership structure, including the proposed amendment and restatement of the certificate of incorporation and by-laws of MasterCard Incorporated (the “Proposals”). In connection with the Proposals, MasterCard Incorporated intends to prepare a proxy statement for its shareholders to be filed with the U.S. Securities and Exchange Commission (SEC) and may be filing other documents regarding the Proposals with the SEC as well. Before making any voting decision, shareholders are urged to read the proxy statement regarding the Proposals and any other relevant documents carefully in their entirety when they become available because they will contain important information about the Proposals and the related transactions. The final proxy statement will be mailed to MasterCard Incorporated’s shareholders. The proxy statement and any other documents (when they are available) will be available free of charge at the SEC’s Internet site (http://www.sec.gov). The proxy statement and any other documents (when they are available) may also be obtained for free by accessing MasterCard Incorporated’s website at www.mastercard.com under the tab “Company Info” and then under the headings “Corporate Overview” and “SEC Filings.”
MasterCard Incorporated and its directors, officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the Proposals. Information regarding MasterCard Incorporated’s directors and executive officers is available in MasterCard Incorporated’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on March 25, 2005. Additional information regarding the interests of the potential participants in the solicitation of MasterCard Incorporated shareholders in connection with the Proposals will be set forth in the proxy statement when it is filed with the SEC.
Forward-Looking Statements:
Statements contained in this letter that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, statements about the benefits of the Proposals and the related transactions and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of MasterCard Incorporated’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of MasterCard Incorporated. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual outcomes may differ materially from the anticipated outcomes discussed in these forward-looking statements.
The following factors, among others, could cause actual outcomes to differ materially from the anticipated outcomes or other expectations expressed in the forward-looking statements: changes in global, political and economic conditions; legal or regulatory developments; failure to obtain shareholder approval for the Proposals; and changing market conditions. Additional factors that could cause actual outcomes to differ materially from those expressed in the forward-looking statements are discussed in MasterCard Incorporated’s 2004 Annual Report on Form 10-K filed with the SEC on March 2, 2005, and are available at the SEC’s Internet site (http://www.sec.gov). MasterCard Incorporated disclaims any obligation to publicly update or revise any forward-looking information.

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